Exhibit 99.1

[MATRIX SERVICE LETTERHEAD]

FOR IMMEDIATE RELEASE

MATRIX SERVICE UPDATES GUIDANCE FOR FISCAL YEAR 2004, ENDED MAY 31;

ISSUES FISCAL YEAR 2005 GUIDANCE

TULSA, OK — June 23, 2004 — Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, announced that it has reduced its earnings expectations for the fourth quarter, ended May 31, 2004, to a range of $0.00 to $0.10 per fully diluted share. This in turn has reduced guidance for fiscal 2004 to a range of $0.52 to $0.62 per fully diluted share from previous guidance at the lower end of a $0.75 to $0.82 range per fully diluted share.

With this reduction in guidance, Matrix expects that consolidated earnings in fiscal 2004, ended May 31, will rise between 6% and 27% from fiscal 2003’s results of $0.49 per fully diluted share.

Fourth quarter earnings expectations were negatively impacted by two project sites in Matrix Service Company’s Eastern Division. One job experienced cost overruns on the piping portion of the project being executed by Matrix as well as related overruns by certain subcontractors to Matrix. The second project experienced significant cost overruns and delays resulting in the termination of the general contractor by the owner. The owner has subsequently contracted directly with Matrix to complete the balance of the project and has frozen payments to the general contractor, who had stopped paying its subcontractors, including Matrix. Terms and conditions with the general contractor required Matrix to continue performing additional work without receiving payments while working through the dispute resolution process.

As a result of these occurrences, Matrix has made changes in the organization and senior management in its Eastern Division, reviewed the terms and conditions in our standard subcontract agreement and changed our approach and philosophy on negotiating acceptable terms and conditions when working for unproven general contractors.

In addition to the project sites discussed above, Matrix continued to experience softness in the maintenance and small capital projects’ markets, particularly AST repair and maintenance. Matrix also continues to incur interest and legal expenses related to collection issues disclosed in the previous three quarters. Turnaround revenue was strong, as anticipated, in the fourth quarter.

The broad range of the guidance reflects the uncertainty in the amount and timing of the settlement for change orders and impact claims. Our May 31, 2004 estimates will not be finalized until our Form 10-K is filed with the Securities and Exchange Commission, which is expected to occur in mid-August. We will continue to evaluate developments as they occur and additional information as it becomes available.

Brad Vetal, president and CEO of Matrix Service, said, “Although we are disappointed in the status of these projects, I have confidence in the new management team and their ability to prevent a repeat of the problems we experienced in the fourth quarter. I am also pleased to announce that our earnings guidance for fiscal 2005 will be between $0.70 and $0.80 per fully diluted share on an estimated 18 million shares outstanding.”

Revenue guidance for FY 2005 ending May 31, 2005, is between $475 million and $525 million with gross margins averaging between 10% and 11.5%. Revenues from Construction Services for fiscal 2005 are estimated to be between $300 million and $325 million and revenues from Repair & Maintenance Services for fiscal 2005 are estimated to be between $175 million and $200 million. SG&A is expected to average between 5.5% and 6.0% as a percent of revenue. Although Matrix no longer gives quarterly guidance, the timing and planning of projects will cause significant fluctuations among quarters. Our current outlook for fiscal 2005 is for the second and fourth quarters to be our strongest quarters.

In conjunction with this release, Matrix Service will host a conference call with Brad Vetal, president and CEO, and Les Austin, vice president and chief financial officer. The call will take place Thursday, June 24, 2004, at 11:00 am (EST)/10:00 am (CST) and will be simultaneously broadcast live over the Internet at www.vcall.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. An online archive of the broadcast will be available within one hour of the live call.

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the power and petroleum related industries, which includes facilities for the generation and transmission of power, petroleum refineries and petroleum and natural gas products storage terminals and pipelines.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Utah, South Carolina, Washington, and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate”, “continues”, “expect”, “forecast”, “outlook”, “believe”, “estimate”, “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For More Information:	Investors:
Les Austin	Trúc N. Nguyen
Vice President Finance and CFO	VP, Investor Relations
Matrix Service Company	Stern & Co.
918/838-8822	212/888-0044
laustin@matrixservice.com	tnguyen@sternco.com

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